UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 24, 2009

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2009, the Compensation Committee of the Board of Directors approved amendments to the Performance-Based Restricted Stock Unit Agreements between the Company and certain Company employees, in order to extend the performance period during which the Performance-Based Restricted Stock Units (“RSUs”) granted pursuant to those agreements may vest. The end date of the performance period was changed from June 30, 2011 to June 30, 2013.

The Performance-Based RSUs vest in three equal amounts, with the vesting of each amount being contingent upon the Company’s achievement of one of three progressively higher non-GAAP net income targets (as measured on a trailing-four-quarter basis). To the extent that the Company has not achieved one or more of the non-GAAP net income targets by June 30, 2013, the portion of the award that would have vested upon the achievement of the applicable target will be cancelled. Upon vesting, each Performance-Based RSU will be converted into one share of the Company’s common stock.

The foregoing description of the Performance-Based RSUs does not purport to be complete and is qualified in its entirety by reference to the form of Performance-Based RSU award agreement, as amended, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Performance-Based Restricted Stock Unit Agreement, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: March 24, 2009	By:	/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Performance-Based Restricted Stock Unit Agreement, as amended.